UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2021
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin	Texas	78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	STRS	The NASDAQ Stock Market
Series D Participating Cumulative Preferred Stock Purchase Rights	STRS	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 2, 2021, The Saint June, L.P., a Texas limited partnership (the “Limited Partnership”), and a subsidiary of Stratus Properties Inc. (“Stratus”), as borrower, Stratus, as guarantor, Texas Capital Bank, National Association, as administrative agent, and each of the lenders party thereto entered into a loan agreement, note and other related loan documents (collectively, the “Loan Documents”) to finance approximately 55 percent of the estimated $55 million cost of the development and construction of The Saint June, a 182-unit, multi-family luxury garden style apartment project within the Amarra subdivision of the Barton Creek community in Austin, Texas (the “Project”). The Loan Documents provide for a loan in the amount of the lesser of (i) $30,320,000, (ii) 60 percent of the total construction costs, or (iii) 55 percent of the as-stabilized appraised value of the property (the “Loan”).

The Loan has a maturity date of October 2, 2024, with two options to extend the maturity for an additional 12 months, subject to satisfying specified conditions, including the applicable debt service coverage ratios described in the Loan Documents, and the payment of an extension fee for each extension. The Loan bears interest at 30-day LIBOR plus 2.75 percent, with a floor of 3.50 percent.

Payments of interest only on the Loan are due monthly through October 2, 2024 with the outstanding principal due at maturity. During any extension periods, the principal balance of the Loan will be payable in monthly installments of principal and interest based on a 30-year amortization calculated at 5 percent with the outstanding principal due at maturity. The Limited Partnership may prepay all or any portion of the Loan without premium or penalty.

The Loan is secured by the Project and is fully guaranteed by Stratus; however, the guaranty will convert to a 50 percent repayment guaranty upon completion of the Project. Further, once the Limited Partnership is able to maintain a debt service coverage ratio of 1.25 to 1.00, the repayment guaranty will be eliminated. Notwithstanding the foregoing, Stratus will remain liable for customary carve-out obligations and environmental indemnity. Stratus is also required to maintain a net asset value (as defined in the Loan Documents) of $125,000,000 and liquid assets of not less than $10,000,000. The Limited Partnership is not permitted to make distributions to its partners until completion of the Project and until the Project achieves a debt service coverage ratio of at least 1.00 for three consecutive months. The Loan Documents also contain other affirmative and negative covenants usual and customary for loan agreements of this nature.

The foregoing description of the Loan and the Loan Documents is not intended to be complete and is qualified in its entirety by reference to the full text of the loan agreement and the note, which are filed as Exhibits 10.1 and 10.2, respectively, and incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

Stratus issued a press release dated June 8, 2021, titled “Stratus Properties Inc. Announces The Saint June, a Luxury Multi-Family Development in Barton Creek.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 8.01. Other Events.

In addition to the Loan, financing for the estimated Project costs is being funded by equity contributed to the Limited Partnership by Stratus and an unrelated private equity investor. Stratus will receive 34.13 percent of the Limited Partnership’s equity in exchange for its contribution of the land, development costs to date and cash.

The Limited Partnership is expected to be governed by a limited partnership agreement between Stratus and the equity investor, and a wholly owned subsidiary of Stratus serves as the general partner of the Limited Partnership. The general partner will manage the Limited Partnership in exchange for an asset management fee of $210,000 per year beginning two years after construction of the Project begins and will earn a development management fee of four percent of the hard costs for construction of the Project. The partnership agreement will also contain a buy-sell option pursuant to which at any time either party will have the right to initiate a buy-sell of the other party’s interests.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title
10.1	Loan Agreement by and among The Saint June, L.P., as borrower, Texas Capital Bank, National Association, as administrative agent, and each of the lenders party thereto, dated June 2, 2021.
10.2	Note by and between The Saint June, L.P. and Texas Capital Bank, National Association dated June 2, 2021.
99.1	Press Release dated June 8, 2021, titled “Stratus Properties Inc. Announces The Saint June, a Luxury Multi-Family Development in Barton Creek.”
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date: June 8, 2021